THE ROYCE FUND
                             (ROYCE SELECT FUND)

               AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT


      THIS AMENDMENT TO THE INVESTMENT ADVISORY of The Royce Fund (Royce Select Fund), is made this 21st day of April, 1999, by and between Royce Select Fund, a series of The Royce Fund (the "Fund") and Royce & Associates, Inc., the Investment Adviser for the Fund (the "Adviser").


      THE FUND AND THE ADVISER HEREBY AGREE THAT SECTION 4 OF THE INVESTMENT ADVISORY AGREEMENT IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:


           "Compensation of the Adviser. As compensation for its services to the Series and for agreeing to pay the Series' operating expenses as set forth under Paragraph 3 hereof, the Fund agrees to cause the Series to pay to the Adviser a performance fee of 12.5% of the Series' pre-fee total return. Such fee shall be calculated daily, based on the value of the Series' then current net assets. For the period from November 18, 1998, the date on which the Series commenced operations, through December 31, 1999, such fee will be based on the Series' cumulative pre-fee total return for that period, and the accrued fee for that period will be payable as of December 31, 1999. Daily fees accrued during each calendar month ending after December 31, 1999 will be payable at the end of that month. After December 31, 1999, fees shall become subject to a high watermark test, so that Series shares shall not bear a fee for any day after December 31, 1999 on which the Series' pre-fee cumulative total return from November 18, 1998 through that day does not exceed its pre-fee cumulative total return to the date as of which a fee was last accrued. However, the Adviser shall not be obligated to reimburse any fees accrued after December 31, 1999 because of any negative total returns occurring after their accrual."


      All other terms of the Investment Advisory Agreement shall remain the same.

Dated this 21st day of April, 1999.


ROYCE & ASSOCIATES, INC.

By:  /s/ Charles M. Royce

     President
     Title

THE ROYCE FUND

By:  /s/ Charles M. Royce

     President
     Title